EXHIBIT 99.2

                   [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

                        REPORT OF INDEPENDENT ACCOUNTANTS

February 28, 2000

To the Board of Directors and Shareholder of Bank of America, N.A.

We have examined management's assertion about compliance by BA Mortgage, LLC and the Mortgage division of Bank of America, N.A. (collectively, the "Company"), which together comprise an operating division of Bank of America, N.A., with the minimum servicing standards (the "Standards") identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 1999 included in the accompanying management assertion, attached hereto as Exhibit I. Management is responsible for the Company's compliance with the Standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Standards.

In our opinion, management's assertion that, except as indicated in Exhibit I, the Company complied with the aforementioned Standards as of and for the year ended December 31, 1999 is fairly stated, in all material aspects.

/s/ PricewaterhouseCoopers LLP

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                   [LETTERHEAD OF BANK OF AMERICA CORPORATION]

                                                                       EXHIBIT I

                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                    WITH THE USAP MINIMUM SERVICING STANDARDS

February 28, 2000

As of and for the year ended December 31, 1999, except as specifically noted below, BA Mortgage, LLC and the Mortgage division of Bank of America, N.A. (collectively, the "Company"), which together comprise an operating division of Bank of America, N.A., has complied in all material respects with the minimum servicing standards (the "Standard(s)") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). During the year ended December 31, 1999, the Company's Louisville, Kentucky servicing operations continued to experience significant changes as a result of the acquisition of Boatmen's National Mortgage, Inc. ("Boatmen's"). As a result, certain instance of noncompliance with the Standards occurred. Except as specifically noted, the following instance of noncompliance have been remedied and procedural enhancements continue to be implemented.

o Standard: Custodial bank account and related bank clearing account reconciliations shall be prepared within forty-five (45) calendar days after the cutoff date and documented reconciling items shall be resolved from these reconciliations within ninety (90) calendar days of their original identification.

      Certain reconciling items which arose prior to December 31, 1999, and occurred solely in custodial accounts related to certain real estate mortgage investment conduits acquired from Boatmen's, were not cleared within 90 days of identification. Management has taken appropriate measures and has continued to follow an action plan to resolve all outstanding reconciling items which arose during the year ended December 31, 1999. All significant reconciling items which arose from January 1, 1999 through December 31, 1999 have been isolated and reviewed by the Company, and the Company believes these items will not have a material impact on the status of any custodial accounts.

Management has taken definitive actions and implemented procedures and controls to address and correct the instance of noncompliance which occurred during 1999.

As of and for the year ended December 31, 1999, the Company was covered by Bank of America Corporation's fidelity bond insurance coverage and mortgage servicing errors and omissions insurance coverage in the amounts of $275,000,000 and $275,00,000, respectively.


/s/ Andrew D. Woodward, Jr.         /s/ Daniel F. Hellams
---------------------------         ---------------------
Andrew D. Woodward, Jr.             Daniel F. Hellams
Chairman                            President
Bank of America Mortgage            Bank of America Mortgage

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/s/ Denise C. Sawyer                /s/ Gary K. Bettin
--------------------                ------------------
Denise C. Sawyer                    Gary K. Bettin
Chief Financial Officer             Loan Administration Executive
Bank of America Mortgage            Bank of America Mortgage


/s/ J. Mark Hanson                  /s/ H. Randall Chestnut
------------------                  -----------------------
J. Mark Hanson                      H. Randall Chestnut
Senior Vice President               Senior Vice President
Bank of America Mortgage            Bank of America Mortgage


                                    /s/ Donald J. Atkins
                                    --------------------
                                    Donald J. Atkins
                                    Executive Vice President
                                    Bank of America Mortgage